EXHIBIT 99.1

Saga Communications, Inc.

Announces Appointment of Samuel D. Bush to Executive Vice President

and Wayne Leland to Chief Operating Officer

Contact:

Samuel D. Bush

(313) 886-7070

Grosse Pointe Farms, MI – September 16, 2024 – Saga Communications, Inc. (Nasdaq - SGA) (the “Company” or “Saga”) today announced the promotions of Samuel D. Bush to Executive Vice President as well as continuing his position as Chief Financial Officer and Treasurer.  Mr. Bush joined Saga in 1997 as Vice President, Chief Financial Officer and Treasurer later being promoted to Senior Vice President in 2002.

Also announced today is the promotion of Wayne Leland from Senior Vice President/Operations to Chief Operating Officer.  Mr. Leland joined Saga in 2011 as General Manager of the Company’s radio stations in Norfolk, VA later being promoted to President of Tidewater Communications before joining Saga’s executive team in January 2023.

Chris Forgy stated “Saga has an elite team of leaders and staff. These new titles for both Sam and Wayne are a form of congratulations as well as recognition for their past, present and future contributions to Saga. Their promotions are both well deserved.”

Sam Bush stated “I am excited to continue to work with Chris and the entire Saga team to build on the success that we have already obtained as well as to contribute to overcoming the challenges that currently exist and to build on the significant opportunities that are a part of Saga’s future.”

Wayne Leland stated “It is a privilege to work with such a talented and dedicated team. With our collective efforts, I am confident we will achieve remarkable success and reach new milestones of achievement.”

This press release contains certain forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 that are based upon current expectations and involve certain risks and uncertainties.  Words such as “will,” “may,” “believes,” “intends,” “expects,” “anticipates,” “guidance,” and similar expressions are intended to identify forward-looking statements.  The material risks facing our business are described in the reports Saga periodically files with the U.S. Securities and Exchange Commission, including, in particular, Item 1A of our Annual Report on Form 10-K.  Readers should note that forward-looking statements may be impacted by several factors, including global, national, and local economic changes and changes in the radio broadcast industry in general as well as Saga’s actual performance.  Actual results may vary materially from those described herein and Saga undertakes no obligation to update any information contained herein that constitutes a forward-looking statement.

Saga is a media company whose business is devoted to acquiring, developing and operating broadcast properties with a growing focus on opportunities complimentary to our core radio business including digital, e-commerce and non-traditional revenue initiatives. Saga owns or operates broadcast properties in 28 markets, including 82 FM and 32 AM radio stations and 79 metro signals. For additional information, contact us at (313) 886-7070 or visit our website at www.sagacom.com.